To My Fellow Redfin Shareholders:

Last week, your board of directors held an unscheduled meeting with Redfin's management team to assess the impact that the COVID-19 virus is likely to have on our operations and financial position. We resolved in that meeting to undertake immediate actions to protect the assets of our company.

Near the very top of the list of those assets is our nationwide network of real estate agents who have made Redfin the most productive real estate brokerage in the United States. The compensation of our agents is heavily variable and driven by home sales. However, with an expected material drop-off in transactions in the coming weeks and months, our agents' wages are likely to be hurt disproportionately. Accordingly, we moved to temporarily increase the fixed portion of agent pay while we wait to better understand the length and severity of the economic downturn that is very likely coming. We’re committed to this increase in the short term, but if we see evidence that the downturn is likely to be prolonged, we may still have to make the painful choice to furlough some workers and lay off others, decisions that would apply to both headquarters employees and real estate agents.

Recognizing for now that increasing agents’ base pay will temporarily increase operating losses, our management team has decided to forego cash bonuses for 2020 and all of the employees at Redfin's headquarters have agreed to forego cash bonuses for the first half of 2020. Our CEO, Glenn Kelman, has elected to not take a salary for the remainder of 2020. Inspired by our management team's moves, our board of directors unanimously voted on Monday in favor of foregoing all cash fees associated with serving on Redfin's board for 2020. From a pure dollars and cents perspective, these moves help offset some of these costs. In reality, these moves are demonstrative of Redfin's most important asset: its culture. At its core, Redfin is a culture of service--in which your board of directors serves you, in which executives serve employees, in which engineers and analysts serve agents… and we all serve customers.

In a situation such as this, we are also quite focused on our balance sheet and our liquidity. We believe that despite the challenges ahead of us, our balance sheet is strong. We began March with $328 million of cash, cash equivalents, and short- and long-term investments, which consisted solely of U.S. government securities. Our $144 million of convertible debt does not mature until July 2023. Most importantly, we have been careful with our balance sheet commitment to RedfinNow home inventory. On March 17 RedfinNow suspended making further instant offers on homes. And we have moved with haste to sell RedfinNow homes that we own. As of March 26, 2020 we held approximately $68 million of RedfinNow homes in inventory, of which approximately $23 million are under contract to be purchased by consumers. This is down from December 31, 2019, when we held approximately $75 million in RedfinNow homes in inventory. We’re under contract to purchase approximately $7 million in additional inventory from home sellers.

Redfin is a relatively new company. But we are old enough to have operated through the financial crisis of 2008 with a far less proven business and a tiny fraction of the capital that we have today. That experience has helped inform some of the defensive measures that we are implementing. Nevertheless, we have every confidence that we will come out on the other side of this difficult time in a position to go on offense and further accelerate our market share gains.

Finally, this pandemic seems likely to change everything about real estate in favor of a technology-driven brokerage like Redfin. Rest assured that Glenn and the entire Redfin team are working at an accelerated pace to develop the tools that will further transform the way in which homes are bought and sold.

Sincerely,
Bob Mylod, Redfin Chairman